Exhibit 99.1

THE SHARPER IMAGE®

650 Davis Street

San Francisco, CA 94111

Corporate Headquarters

FOR IMMEDIATE RELEASE

November 4, 2004

Contact:	Jeff Forgan, Executive Vice President/Chief Financial Officer
The Sharper Image
415/445-1583

SHARPER IMAGE REPORTS OCTOBER COMPARABLE STORE SALES INCREASED ONE PERCENT,

TOTAL COMPANY SALES INCREASED 22 PERCENT, CATALOG SALES INCREASED 32 PERCENT

AND INTERNET SALES INCREASED 21 PERCENT, LOWERS GUIDANCE FOR THE THIRD QUARTER

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported sales for the month of October, third quarter and the first nine months of the fiscal year ending January 31, 2005. The 22 percent October sales increase was on top of last October’s 34 percent increase.

October Sales

•	Total Company sales increased 22 percent

•	Total store sales increased 16 percent

•	Comparable store sales increased one percent

•	Catalog/direct marketing sales, including wholesale, increased 32 percent

•	Internet sales increased 21 percent

For the calendar month ended October 31, 2004, total Company sales increased 22 percent to $60.3 million from last October’s $49.3 million; the October 2003 increase was 34 percent. Total store sales increased 16 percent to $29.2 million from last October’s $25.2 million, comparable store sales increased one percent; the October 2003 comparable store sales increase was 11 percent. Total catalog/direct marketing sales increased 32 percent to $22.8 million from last October’s $17.3 million; the October 2003 increase was 48 percent. Internet sales increased 21 percent to $8.3 million from last October’s $6.9 million; the October 2003 increase was 33 percent.

Third Quarter Sales

•	Total Company sales increased 20 percent

•	Total store sales increased 15 percent

•	Comparable store sales decreased one percent

•	Catalog/direct marketing sales, including wholesale, increased 28 percent

•	Internet sales increased 24 percent

For the three months ended October 31, 2004, total Company sales increased 20 percent to $150.0 million from last year’s third quarter $124.9 million; last year’s third quarter increase was 23 percent. Total store sales increased 15 percent to $80.1 million from last year’s third quarter $69.6 million, comparable store sales decreased one percent; last year’s third quarter comparable store sales increase was nine percent. Total catalog/direct marketing sales increased 28 percent to $48.8 million from last year’s third quarter $38.3 million; last year’s third quarter increase was 20 percent. Internet sales increased 24 percent to $21.0 million from last year’s third quarter $17.0 million; last year’s third quarter increase was 33 percent.

Year-to-date Sales

•	Total Company sales increased 25 percent

•	Total store sales increased 19 percent

•	Comparable store sales increased three percent

•	Catalog/direct marketing sales, including wholesale, increased 32 percent

•	Internet sales increased 32 percent

For the nine months ended October 31, 2004, total Company sales increased 25 percent to $448.1 million from last year’s $359.9 million; the 2003 year-to-date increase was 24 percent. Total store sales increased 19 percent to $247.5 million from $207.7 million in the prior year, comparable store sales increased three percent; the 2003 year-to-date same-store sales increase was 13 percent. Total catalog/direct marketing sales increased 32 percent to $132.9 million from last year’s $100.8 million; the 2003 year-to-date increase was 14 percent. Internet sales increased 32 percent to $67.7 million from last year’s $51.5 million; the 2003 year-to-date increase was 40 percent.

Operational Discussion

“The total company October sales were good, but at the low end of our expectations, due in part to the less-than-desired inventory levels caused by slow processing of merchandise going through the West Coast ports,” said Richard Thalheimer, founder, chairman and chief executive officer. “Additionally, our merchandise gross margin was lower than planned because of a variety of factors including markdowns of seasonal merchandise; increased promotions and sales incentives; and higher air freight expense incurred to by-pass the West Coast port slowdown. We also committed additional advertising to the launch of our Professional Series Ionic Breeze Silent Air Purifiers,” Mr. Thalheimer continued.

“As we completed the third quarter, we saw sequential improvement in our monthly comparable store sales. Initial customer response to our new products is favorable. We believe the election activities distracted customers from direct response sales during the second half of October, which we see as a temporary impact on our third quarter business,” Mr. Thalheimer further elaborated.

“In October, we opened two new stores: Algonquin Commons, Algonquin, Illinois and EastView Mall, Victor, New York; we’ve opened 21 new stores this fiscal year-to-date. We expect to open a total of 26 new stores this fiscal year, which would be in line with our 2004 goal of 15 to 20 percent new store unit growth. Our new store opening program for next year has begun and is on track to achieve our goal of 15 to 20 percent increase in the number of new stores in fiscal 2005,” Mr. Thalheimer stated.

“We are updating our guidance for the third quarter to a net loss in the range of $(0.19) to $(0.23) per diluted share. This compares with last year’s third quarter earnings of $0.06 per diluted share. This guidance is based on decreased realized gross margin rate and slightly lower than anticipated sales for the quarter,” Mr. Thalheimer concluded.

Conference call for third quarter’s earnings

Interested parties are invited to listen November 18, 2004, to a live conference call discussing third quarter and fiscal 2004’s earnings 1:30 PM Pacific, 4:30 PM Eastern time, at www.sharperimage.com or call 888-211-8104. The conference call may also be accessed from outside the United States at 706-643-0143. To access the conference call from www.sharperimage.com, click on Investor Relations. A replay of the conference call will be available starting at 8:00 PM Eastern time, November 18, 2004 to 12:00 Midnight Eastern time, November 24, 2004, by dialing 800-642-1687 and entering code number 2019777. The replay of the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 2019777.

Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant and growing proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 170 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog with annual circulation in excess of 85 million; and its primary Website, http://www.sharperimage.com. The Company also sells its products through its own online auction Website and an online Outlet store to help manage refurbished and close-out inventory; both sites are accessed from the home page of sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and for wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forwarding-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Factors Affecting Future Operating Results” and include our ability to continue to find or develop and to offer attractive merchandise to our customers, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.